Exhibit 3.1

THE COMPANIES LAW (AS AMENDED)

OF THE CAYMAN ISLANDS

EXEMPTED COMPANY LIMITED BY SHARES

SEVENTH AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

TUYA INC.

(adopted by a special resolution passed on October 12, 2020 and effective on October 12, 2020)

THE COMPANIES LAW (AS AMENDED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SEVENTH AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

TUYA INC.

(adopted by a special resolution passed on October 12, 2020 and effective on October 12, 2020)

1.	The name of the Company is Tuya Inc.

2.

The Registered Office of the Company shall be at the offices of Maricorp Services Ltd., P.O. Box 2075, #31 The Strand, 46 Canal Point Drive, Grand Cayman KY1-1105, Cayman Islands, or at such other place as the Directors may from time to time decide.

3.

The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Law (as amended) or as the same may be revised from time to time, or any other law of the Cayman Islands.

4.	The liability of each Member is limited to the amount from time to time unpaid on such Member’s Shares.

5.

The authorized share capital of the Company is US$50,000 divided into (i) 692,500,110 Ordinary Shares of par value US$0.00005 each, (ii) 65,288,360 Series A Preferred Shares of par value US$0.00005 each (the “Series A Preferred Shares”), (iii) 15,959,140 Series A-1 Preferred Shares of par value US$0.00005 each (the “Series A-1 Preferred Shares”), (iv) 90,782,550 Series B Preferred Shares of par value US$0.00005 each (the “Series B Preferred Shares”), (v) 60,469,840 Series C Preferred Shares of par value US$0.00005 each (the “Series C Preferred Shares”), and (vi) 75,000,000 Series D Preferred Shares of par value US$0.00005 each, (the “Series D Preferred Shares”, collectively with the Series A Preferred Shares, Series A-1 Preferred Shares, Series B Preferred Shares and Series C Preferred Shares, the “Preferred Shares”).

6.

If the Company is registered as exempted, its operations will be carried on subject to the provisions of Section 174 of the Companies Law (as amended) and, subject to the provisions of the Companies Law (as amended) and the Articles of Association, it shall have the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7.	Capitalised terms that are not defined in this Memorandum of Association bear the same meaning as those given in the Articles of Association of the Company.

THE COMPANIES LAW (AS AMENDED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SEVENTH AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

TUYA INC.

(adopted by a special resolution passed on October 12, 2020 and effective as of October 12, 2020)

INTERPRETATION

1.	In these Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Affiliate”	means, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person.

“Angel Investor”	means each of (i) Xincheng Investment Limited, which is the entity owned or controlled by Zhiguo LI that holds Ordinary Shares of the Company, (ii) PLUS FORCE ENTERPRISE LTD., which is the entity owned or controlled by Yongming WU that holds Ordinary Shares of the Company, and (iii) Wind Media Holdings Inc., which is the entity owned or controlled by Shan LI that holds Ordinary Shares of the Company.

“Angel Preference Amount”	means, (i) with respect to Xincheng Investment Limited, a total amount of RMB1,080,000, plus all declared but unpaid dividends on the Ordinary Shares held by Xincheng Investment Limited; (ii) PLUS FORCE ENTERPRISE LTD., a total amount of RMB8,640,000, plus all declared but unpaid dividends on the Ordinary Shares held by PLUS FORCE ENTERPRISE LTD., and (iii) with respect to Wind Media Holdings Inc., a total amount of RMB1,080,000, plus all declared but unpaid dividends on the Ordinary Shares held by Wind Media Holdings Inc.

“Applicable Issue Price”	means with respect to Series A Preferred Shares, the Series A Issue Price, with respect to Series A-1 Preferred Shares, the Series A-1 Issue Price, with respect to Series B Preferred Shares, the Series B Issue Price, with respect to Series C Preferred Shares, the Series C Issue Price, and with respect to Series D Preferred Shares, the Series D Issue Price.

“Articles”	means these articles of association of the Company.

“Auditor”	means the Person for the time being performing the duties of auditor of the Company (if any).

“Automatic Conversion”	shall have the meaning set forth in Article 8.3(C) hereof.

“Board” or “Board of Directors”

means the board of directors of the Company.

“Business Day”	means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks are required or authorized by law to be closed in the PRC, the Hong Kong Special Administrative Region, the United States or the Cayman Islands.

“CEO Director”	shall have the meaning set forth in Article 63(2) hereof.

“Company”	means the above named company.

“Control”	of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Control Documents”	means the Exclusive Business Cooperation Agreement by and between the WFOE and the Domestic Company dated December 23, 2014, the Exclusive Option Agreements by and between the WFOE, the Domestic Company and each shareholder of the Domestic Company dated December 23, 2014, the Equity Interest Pledge Agreements by and between the WFOE, the Domestic Company and each shareholder of the Domestic Company dated December 23, 2014, the Powers of Attorney by and between the WFOE and each shareholder of the Domestic Company dated December 23, 2014 and the Spousal Consents by spouses of applicable shareholders of the Domestic Company dated December 23, 2014.

“Conversion Price”	means the Series A Conversion Price, the Series A-1 Conversion Price, the Series B Conversion Price, the Series C Conversion Price, or the Series D Conversion Price, as the case may be.

“Conversion Shares”	means Ordinary Shares issuable upon conversion of any Preferred Shares.

“Convertible Securities”	shall have the meaning set forth in Article 8.3(E)(4)(a)(ii) hereof.

“Deemed Liquidation Event”	means any of the following events:

(1) any consolidation, reorganization, amalgamation or merger of the Company and/or its Subsidiaries or shareholders of the Subsidiaries with or into any Person, or any other corporate reorganization or scheme of arrangement, including a sale or acquisition of Equity Securities of the Company, in which the shareholders of the Company or shareholders of the Group Companies immediately before such transaction own less than fifty percent (50%) of the voting power of the surviving company immediately after such transaction (excluding a bona fide equity financing of any Group Company duly approved by the Board (including the affirmative vote of at least one Series A Director) or any transaction effected solely for tax purposes or to change the Company’s domicile); or

(2) the sale, lease, transfer, exclusive license or other disposition of all or substantially all of the assets of the Company.

“Director”	means a director serving on the Board for the time being of the Company and shall include an alternate Director appointed in accordance with these Articles.

“Domestic Company”	means Hangzhou Tuya Technology Co., Ltd. (杭州涂鸦技有限公司 ), a limited liability company incorporated under the Laws of the PRC.

“Drag Holders”	shall have the meaning set forth in Article 119.

“Drag Notice”	shall have the meaning set forth in Article 119.

“Effective Time”	shall mean the date on which these Articles become effective.

“Electronic Record”	has the same meaning as given in the Electronic Transactions Law (as amended).

“Equity Securities”	means, with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing, or any contract providing for the acquisition of any of the foregoing.

“Excepted Issuances”	shall have the meaning set forth in Article 8.3(E)(4)(a)(iii) hereof.

“ESOP”	means the equity incentive plan of the Company to be adopted by the Company, covering the grant of up to 60,778,005 Ordinary Shares (or options therefor) (as adjusted for share splits, share dividends, combinations, recapitalizations and similar events) to employees, officers, directors, or consultants of a Group Company.

“Group Company”	means each of the Company, the HK Company, the WFOE and the Domestic Company, together with each Subsidiary of any of the foregoing, and “Group” refers to all of the Group Companies collectively.

“HK Company”	means Tuya (HK) Limited, a company incorporated under the laws of the Hong Kong Special Administrative Region by the Company for the sole purpose of holding equity interests in the WFOE.

“Interested Transaction”	shall have the meaning set forth in Article 82 hereof.

“Junior Preferred Shares”	means the Series A Preferred Shares, Series A-1 Preferred Shares, Series B Preferred Shares, and Series C Preferred Shares.

“Junior Preferred

Preference Amount”	means the Series A Preference Amount, the Series A-1 Preference Amount, the Series B Preference Amount, and the Series C Preference Amount.

“Majority Preferred Holders”	means the holders of a majority of the voting power of the outstanding Preferred Shares (voting together as a single class and on an as-if converted basis).

“Majority Series D Holders”	means the holders of a majority of outstanding Series D Preferred Shares.

“Member”	has the same meaning as in the Statute.

“Memorandum”	means the memorandum of association of the Company.

“New Securities”	shall have the meaning set forth in Article 8.3(E)(4)(a)(iii) hereof.

“Offeror”	shall have the meaning set forth in Article 119.

“Options”	shall have the meaning set forth in Article 8.3(E)(4)(a)(i) hereof.

“Ordinary Directors”	means the directors designated by the holders of a majority of the Ordinary Shares then outstanding, voting as a separate class.

“Ordinary Resolution”	means a resolution of a duly constituted general meeting of the Company passed by a simple majority of the votes cast by, or on behalf of, the Members entitled to vote present in person or by proxy and voting at the meeting, or a written resolution as provided in Article 41.2.

“Ordinary Share”	means an ordinary share of US$0.00005 par value per share in the capital of the Company having the rights attaching to it as set out herein.

“Person”	means any individual, sole proprietorship, partnership, limited partnership, limited liability company, firm, joint venture, estate, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or governmental or regulatory authority or other enterprise or entity of any kind or nature.

“PRC”	means the People’s Republic of China, but solely for the purposes hereof excludes the Hong Kong Special Administrative Region, Macau Special Administrative Region and the island of Taiwan.

“Preference Amount”	means the Angel Preference Amount, the Junior Preferred Preference Amount, and the Series D Preference Amount.

“Preferred Shares”	means the Series A Preferred Shares, Series A-1 Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, and Series D Preferred Shares.

“Qualified Acquisition”	shall have the meaning set forth in Article 119.

“Qualified Acquisition Offer”	shall have the meaning set forth in Article 119.

“Qualified IPO”	means the first firm-commitment underwritten public offering and listing by the Company of its Ordinary Shares (or American Depositary Shares representing Ordinary Shares), which public offering (i) occurs on the NASDAQ National Market System or the New York Stock Exchange in the United States, the Hong Kong Stock Exchange or any other exchange in any other jurisdiction (or any combination of such exchanges and jurisdictions) approved by the Board of Directors (including at least one Series A Director) and the Majority Preferred Holders, provided that such public offering in terms of price, offering proceeds and regulatory approvals is reasonably equivalent to the aforementioned public offering on the NASDAQ National Market System or the New York Stock Exchange in the United States, or the Hong Kong Stock Exchange, (ii) provides for an offering price per share equal to at least two (2) times the Series D Issue Price (as adjusted for share splits, share dividends, combinations, recapitalizations and similar events) and (iii) provides aggregate gross proceeds to the Company of at least US$400,000,000 (before deduction of underwriting discounts, commissions and expenses).

“Registered Office”	means the registered office for the time being of the Company.

“Register of Members”	means the register maintained in accordance with the Statute and includes (except where otherwise stated) any duplicate Register of Members.

“Series A Conversion Price”	shall have the meaning set forth in Article 8.3(A) hereof.

“Series A Directors”	means the directors designated by New Enterprise Associates 14, L.P. and NEA 15 Opportunity Fund, L.P. and their Affiliates and elected by the holders of the Series A Preferred Shares.

“Series A Issue Price”	means US$0.13785, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series A Preferred Shares.

“Series A Preference Amount”	means an amount equal to one hundred percent (100%) of the Series A Issue Price, plus all declared but unpaid dividends.

“Series A Preferred Shares”	means Series A Preferred Shares of the Company of par value US$0.00005 each.

“Series A-1 Conversion Price”	shall have the meaning set forth in Article 8.3(A) hereof.

“Series A-1 Issue Price”	means US$0.21931, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series A-1 Preferred Shares.

“Series A-1 Preference Amount”	means an amount equal to one hundred percent (100%) of the Series A-1 Issue Price, plus all declared but unpaid dividends.

“Series A-1 Preferred Shares”	means Series A-1 Preferred Shares of the Company of par value US$0.00005 each.

“Series B Conversion Price”	shall have the meaning set forth in Article 8.3(A) hereof.

“Series B Issue Price”	means US$0.33046, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series B Preferred Shares.

“Series B Preference Amount”	means an amount equal to one hundred percent (100%) of the Series B Issue Price, plus all declared but unpaid dividends.

“Series B Preferred Shares”	means Series B Preferred Shares of the Company of par value US$0.00005 each.

“Series C Conversion Price”	shall have the meaning set forth in Article 8.3(A) hereof.

“Series C Issue Price”	means US$1.90194, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series C Preferred Shares.

“Series C Preference Amount”	means an amount equal to one hundred percent (100%) of the Series C Issue Price, plus all declared but unpaid dividends.

“Series C Preferred Shares”	means Series C Preferred Shares of the Company of par value US$0.00005 each.

“Series D Conversion Price”	shall have the meaning set forth in Article 8.3(A) hereof.

“Series D Issue Date”	means the date on which a Series D Preferred Share was first issued.

“Series D Issue Price”	means US$3.4317, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series D Preferred Shares.

“Series D Preference Amount”	means an amount equal to one hundred percent (100%) of the Series D Issue Price, plus all declared but unpaid dividends.

“Series D Preferred Shares”	means Series D Preferred Shares of the Company of par value US$0.00005 each.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Share” and “Shares”	means a share or shares in the capital of the Company and includes a fraction of a share.

“Shareholders’ Agreement”	means the Fifth Amended and Restated Shareholders’ Agreement, dated September 11, 2019 among the Company and certain other parties named therein, as amended from time to time.

“Share Sale”	means a transaction or series of related transactions in which a Person, or a group of related Persons, acquires any Equity Securities of the Company such that, immediately after such transaction or series of related transactions, such Person or group of related Persons holds Equity Securities of the Company representing more than fifty percent (50%) of the outstanding voting power of the Company.

“Special Resolution”	has the same meaning as in the Statute and includes a unanimous written resolution of all Members entitled to vote and expressed to be a special resolution.

“Statute”	means the Companies Law (as amended) of the Cayman Islands as amended and every statutory modification or re-enactment thereof for the time being in effect.

“Subsidiary”	means, with respect to any given Person, any other Person that is Controlled directly or indirectly by such given Person.

“Tencent”	means Tencent Mobility Limited and its Affiliates.

“WFOE”	means Hangzhou Tuya Information Technology Co., Ltd. (杭州涂鸦信息技术有限公司), a wholly foreign owned subsidiary of the HK Company duly established and existing under the laws of the PRC, which in turn Controls the Domestic Company by the Control Documents).

2.	In the Articles:

2.1	words importing the singular number include the plural number and vice-versa;

2.2	words importing the masculine gender include the feminine gender;

2.3	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

2.4	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced from time to time;

2.5

any phrase introduced by the terms “including,” “include,” “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

2.6	the term “voting power” refers to the number of votes attributable to the Shares (on an as-if converted basis) in accordance with the terms of the Memorandum and Articles;

2.7	the term “or” is not exclusive;

2.8	the term “including” will be deemed to be followed by, “but not limited to”;

2.9	the terms “shall”, “will”, and “agrees” are mandatory, and the term “may” is permissive;

2.10	the term “day” means “calendar day”, and “month” means calendar month;

2.11

the phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning;

2.12	references to any documents shall be construed as references to such document as the same may be amended, supplemented or novated from time to time;

2.13

all references to dollars or to “US$” are to currency of the United States of America and all references to RMB are to currency of the PRC (and each shall be deemed to include reference to the equivalent amount in other currencies); and

2.14	headings are inserted for reference only and shall be ignored in construing these Articles.

3.

For the avoidance of doubt, each other Article herein is subject to the provisions of Article 8, and, subject to the requirements of the Statute, in the event of any conflict, the provisions of Article 8 shall prevail over any other Article herein.

COMMENCEMENT OF BUSINESS

4.

The business of the Company may be commenced as soon after incorporation as the Directors shall see fit notwithstanding that any part of the Shares may not have been allotted. The Company shall have perpetual existence until wound up or struck off in accordance with the Statute and these Articles.

5.	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

ISSUE OF SHARES

6.

Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in a general meeting) and to the provisions of Articles 8 and 9 and without prejudice to any rights, preferences and privileges attached to any existing Shares, (a) the Directors may allot, issue, grant options or warrants over or otherwise dispose of two classes of Shares to be designated, respectively, as Ordinary Shares and Preferred Shares; (b) the Preferred Shares may be allotted and issued from time to time in one or more series; and (c) the series of Preferred Shares shall be designated prior to their allotment and issue. In the event that any Preferred Shares shall be converted pursuant to Article 8.3 hereof, the Preferred Shares so converted shall be cancelled and shall not be re-issuable by the Company. Further, any Preferred Share acquired by the Company by reason of redemption, repurchase, conversion or otherwise shall be cancelled and shall not be re-issuable by the Company.

7.	The Company shall not issue Shares to bearer.

PREFERRED SHARES

8.	Certain rights, preferences and privileges of the Preferred Shares of the Company are as follows:

8.1	Dividends Rights.

A.

Each holder of Series D Preferred Shares shall be entitled to receive non-cumulative dividends at the rate of eight percent (8%) of the Series D Issue Price per annum for each Series D Preferred Share held by such holder, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series D Preferred Shares, when and if declared by the Board of Directors, payable out of funds or assets when and as such funds or assets become legally available therefore, on a pro rata basis but prior and in preference to any declaration or payment of any dividend on any Junior Preferred Shares or Ordinary Shares.

B.

After the preferential dividends in respect of the Series D Preferred Shares above have been paid in full or declared and set apart in any fiscal year of the Company, each holder of Junior Preferred Shares shall be entitled to receive non-cumulative dividends at the rate of eight percent (8%) of (i) the Series A Issue Price per annum for each Series A Preferred Share held by such holder, (ii) the Series A-1 Issue Price per annum for each Series A-1 Preferred Share held by such holder, (iii) the Series B Issue Price per annum for each Series B Preferred Share held by such holder, and (iv) the Series C Issue Price per annum for each Series C Preferred Share held by such holder, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the applicable Junior Preferred Shares, when and if declared by the Board of Directors, payable out of funds or assets when and as such funds or assets become legally available therefore, on a pari passu basis but prior and in preference to any declaration or payment of any dividend on the Ordinary Shares.

C.

After the preferential dividends in respect of the Series D Preferred Shares and the Junior Preferred Shares above have been paid in full or declared and set apart in any fiscal year of the Company, any additional dividends out of funds legally available therefore may be declared in that fiscal year for the Ordinary Shares and, if such additional dividends are declared, then such additional dividends shall be declared pro rata on the Ordinary Shares and Preferred Shares on an as-converted basis. No dividends or other distributions shall be declared, paid or distributed (whether in cash or otherwise) on any Ordinary Share unless and until (i) the preferential dividends in respect of the Series D Preferred Shares and Junior Preferred Shares have been paid in full pursuant to Article 8.1A and 8.1B above, and (ii) a dividend in the like amount and kind has first been declared on the Preferred Shares on an as if converted basis and has been paid in full to the holders of the Preferred Shares.

8.2	Liquidation Rights.

A.

Liquidation Preferences. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, all assets and funds of the Company legally available for distribution to the Members (after satisfaction of all creditors’ claims and claims that may be preferred by law) shall be distributed to the Members of the Company as follows:

(1)    First, each holder of Series D Preferred Shares shall be entitled to receive for each Series D Preferred Share held by such holder, on parity with each other and prior and in preference to any distribution of any of the assets or funds of the Company to the holders of Junior Preferred Shares and Ordinary Shares, the amount (the “Series D Preference Amount”) equal to the higher of (i) one hundred percent (100%) of the Series D Issue Price, plus all declared but unpaid dividends on such Series D Preferred Share and (ii) the amount that each Series D Preferred Share would have received had such Series D Preferred Share been converted into Ordinary Share(s) immediately prior to such event. If the assets and funds thus distributed among the holders of the Series D Preferred Shares shall be insufficient to permit the payment to such holders of the full Series D Preference Amount, then the entire assets and funds of the Company legally available for distribution to the Series D Preferred Shares shall be distributed rateably among the holders of the Series D Preferred Shares in proportion to the aggregate Series D Preference Amount each such holder is otherwise entitled to receive pursuant to this clause (1).

(2)    If there are any assets or funds remaining after the aggregate Series D Preference Amount has been distributed or paid in full to the holders of Series D Preferred Shares pursuant to clause (1) above, each holder of Junior Preferred Shares shall be entitled to receive for each Junior Preferred Share held by such holder, on parity with each other and prior and in preference to any distribution of any of the assets or funds of the Company to the holders of Ordinary Shares, the amount (the “Junior Preferred Preference Amount”) equal to the higher of (i) one hundred percent (100%) of the Applicable Issue Price, plus all declared but unpaid dividends on such Junior Preferred Share and (ii) the amount each Junior Preferred Share would have received had such Junior Preferred Share been converted into Ordinary Share(s) immediately prior to such event. If the assets and funds thus distributed among the holders of the Junior Preferred Shares shall be insufficient to permit the payment to such holders of the full Junior Preferred Preference Amount, then the entire assets and funds of the Company legally available for distribution to the Junior Preferred Shares shall be distributed rateably among the holders of the Junior Preferred Shares in proportion to the aggregate Junior Preferred Preference Amount each such holder is otherwise entitled to receive pursuant to this clause (2).

(3)    If there are any assets or funds remaining after the aggregate Preference Amount has been distributed or paid in full to the holders of the Series D Preferred Shares and Junior Preferred Shares pursuant to clauses (1) and (2) above, each Angel Investor shall be entitled to receive the applicable Angel Preference Amount prior and in preference to any distribution of any assets or funds of the Company to the holders of the Ordinary Share (excluding any Angel Investors). If the assets and funds thus distributed among the Angel Investors shall be insufficient to permit the payment to such Angel Investors of the full Angel Preference Amount, then the entire assets and funds of the Company legally available for distribution to the Angel Investors shall be distributed rateably among the Angel Investors in proportion to the applicable Angel Preference Amount each such Angel Investor is otherwise entitled to receive pursuant to this clause (3).

(4)    If there are any assets or funds remaining after the Preference Amount has been distributed or paid in full to the holders of the Series D Preferred Shares, holders of the Junior Preferred Shares and the Angel Investors pursuant to clause (1), (2) and (3) above, the remaining assets and funds of the Company available for distribution to the Members shall be distributed rateably among all holders of Ordinary Shares (excluding any Angel Investors who have received their Angel Preference Amounts, but including any Angel Investor who has forfeited the right to receive its Angel Preference Amount) according to the relative number of Ordinary Shares held by such holder.

(5)    For purposes of determining the amount each Angel Investor is entitled to receive with respect to any liquidation, dissolution or winding up of the Company, each Angel Investor shall be deemed to have forfeited his/her/its Angel Preference Amount immediately prior to any liquidation, dissolution or winding up of the Company if, as a result of forfeiting the Angel Preference Amount, such Angel Investor would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not forfeit the Angel Preference Amount. If any Angel Investor shall be deemed to have forfeited his/her/its Angel Preference Amount pursuant to this subsection (A)(5) of Article 8.2, then such Angel Investor shall not be entitled to receive any Angel Preference Amount.

(6)    In the event of a Deemed Liquidation Event, if any portion of the consideration payable to the shareholders of the Company is payable only upon satisfaction of contingencies (the “Additional Consideration”), the transaction agreement in respect of such Deemed Liquidation Event shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the Shareholders in accordance with subsections (1) to (5) of this Article 8.2(A) as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event; and (b) any Additional Consideration that becomes payable to the Shareholders upon satisfaction of such contingencies shall be allocated among the Shareholders in accordance with subsections (1) to (5) of this Article 8.2(A) after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this subsection (6), consideration placed into escrow or retained as a holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be Additional Consideration.

B.

Deemed Liquidation Event. Unless waived in writing by the Majority Preferred Holders and the Majority Series D Holders, a Deemed Liquidation Event shall be deemed to be a liquidation, dissolution or winding up of the Company for purposes of Article 8.2(A), and any proceeds, whether in cash or properties, resulting from a Deemed Liquidation Event shall be distributed in accordance with the terms of Article 8.2(A).

C.

Valuation of Properties. In the event the Company proposes to distribute assets other than cash in connection with any liquidation, dissolution or winding up of the Company pursuant to Article 8.2(A) or pursuant to a Deemed Liquidation Event of the Company pursuant to Article 8.2(B), the value of the assets to be distributed to the Members shall be determined in good faith by the Board or the liquidator, as applicable; provided that any securities not subject to investment letter or similar restrictions on free marketability shall be valued as follows:

(1)     If traded on a securities exchange, the value shall be deemed to be the average of the security’s closing prices on such exchange over the thirty (30) day period ending one (1) day prior to the distribution;

(2)     If traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and

(3)     If there is no active public market, the value shall be the fair market value thereof as determined in good faith by the Board;

provided further that the method of valuation of securities subject to investment letter or other restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in clauses (1), (2) or (3) to reflect the fair market value thereof as determined in good faith by the Board.

Regardless of the foregoing, the Majority Preferred Holders shall have the right to challenge any determination by the Board of value pursuant to this Article 8.2(C), in which case the determination of value shall be made by an independent appraiser selected jointly by the Board and the Majority Preferred Holders, with the cost of such appraisal to be borne by the Company.

D.

Notices. In the event that the Company shall propose at any time to consummate a liquidation, dissolution or winding up of the Company or a Deemed Liquidation Event, then, in connection with each such event, subject to any necessary approval required in the Statute and these Articles, the Company shall send to the holders of Preferred Shares at least twenty (20) days prior written notice of the date when the same shall take place; provided, however, that the foregoing notice periods may be shortened or waived with the vote or written consent of the Majority Preferred Holders.

E.

Enforcement. In the event the requirements of this Article 8.2 are not complied with, the Company shall forthwith, in relation to a Deemed Liquidation Event, either (i) cause the closing of the applicable transaction to be postponed until such time as the requirements of this Article 8.2 have been complied with, or (ii) cancel such transaction, in each case subject to applicable laws.

8.3	Conversion Rights

The holders of the Preferred Shares shall have the rights described below with respect to the conversion of the Preferred Shares into Ordinary Shares:

A.

Conversion Ratio. The number of Ordinary Shares to which a holder shall be entitled upon conversion of each Series A Preferred Share shall be the quotient of the Series A Issue Price divided by the then effective Series A Conversion Price (the “Series A Conversion Price”), which shall be US$0.13785 as of the Effective Time, resulting in an initial conversion ratio for Series A Preferred Shares of 1:1 as of the Effective Time. The number of Ordinary Shares to which a holder shall be entitled upon conversion of each Series A-1 Preferred Share shall be the quotient of the Series A-1 Issue Price divided by the then effective Series A-1 Conversion Price (the “Series A-1 Conversion Price”), which shall be US$0.21931 as of the Effective Time, resulting in an initial conversion ratio for Series A-1 Preferred Shares of 1:1 as of the Effective Time. The number of Ordinary Shares to which a holder shall be entitled upon conversion of each Series B Preferred Share shall be the quotient of the Series B Issue Price divided by the then effective Series B Conversion Price (the “Series B Conversion Price”), which shall be US$0.33046 as of the Effective time, resulting in an initial conversion ratio for Series B Preferred Shares of 1:1 as of the Effective time. The number of Ordinary Shares to which a holder shall be entitled upon conversion of each Series C Preferred Share shall be the quotient of the Series C Issue Price divided by the then effective Series C Conversion Price (the “Series C Conversion Price”), which shall be US$1.90194 as of the Effective Time, resulting in an initial conversion ratio for Series C Preferred Shares of 1:1 as of the Effective Time. The number of Ordinary Shares to which a holder shall be entitled upon conversion of each Series D Preferred Share shall be the quotient of the Series D Issue Price divided by the then effective Series D Conversion Price (the “Series D Conversion Price”), which shall be US$3.4317 as of the Effective Time, resulting in an initial conversion ratio for Series D Preferred Shares of 1:1 as of the Effective Time.

B.

Optional Conversion. Subject to the Statute and these Articles, any Preferred Share may, at the option of the holder thereof, be converted at any time after the date of issuance of such shares, without the payment of any additional consideration, into fully-paid and non-assessable Ordinary Shares based on the then-effective Conversion Price.

C.

Automatic Conversion. Each Junior Preferred Share shall automatically be converted, based on the then-effective Conversion Price, without the payment of any additional consideration, into fully-paid and non-assessable Ordinary Shares upon the earlier of (i) the closing of a Qualified IPO, or (ii) the date specified by written consent or agreement of the holders of a majority of the voting power of the outstanding Junior Preferred Shares (voting together as a single class and on an as-if converted basis). Each Series D Preferred Share shall automatically be converted, based on the then-effective Series D Conversion Price, without the payment of any additional consideration, into fully-paid and non-assessable Ordinary Shares upon the earlier of (i) the closing of a Qualified IPO, or (ii) the date specified by written consent or agreement of the Majority Series D Holders. Any conversion pursuant to this Article 8.3(C) shall be referred to as an “Automatic Conversion”.

D.	Conversion Mechanism. The conversion hereunder of any applicable Preferred Share shall be effected in the following manner:

(1)     Except as provided in Articles 8.3(D)(2) and 8.3(D)(3) below, before any holder of any Preferred Shares shall be entitled to convert the same into Ordinary Shares, such holder shall surrender the certificate or certificates therefor (if any) (or in lieu thereof shall deliver an affidavit of lost certificate and indemnity therefor) at the office of the Company or of any transfer agent for such share to be converted and shall give notice to the Company at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for Ordinary Shares are to be issued. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of applicable Preferred Shares, or to the nominee or nominees of such holder, a certificate or certificates for the number of Ordinary Shares to which such holder shall be entitled as aforesaid and update its Register of Members. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such notice and such surrender of the Preferred Shares to be converted, the Register of Members of the Company shall be updated accordingly to reflect the same, and the Person or Persons entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares as of such date.

(2)     If the conversion is in connection with an underwritten public offering of securities, the conversion will be conditioned upon the closing with the underwriter(s) of the sale of securities pursuant to such offering and the Person(s) entitled to receive the Ordinary Shares issuable upon such conversion shall not be deemed to have converted the applicable Preferred Shares until immediately prior to the closing of such sale of securities.

(3)     Upon the occurrence of an event of Automatic Conversion, all holders of Preferred Shares to be automatically converted will be given at least ten (10) days’ prior written notice of the date fixed (which date shall in the case of a Qualified IPO be the latest practicable date immediately prior to the closing of the Qualified IPO) and the place designated for automatic conversion of all such Preferred Shares pursuant to this Article 8.3(D). Such notice shall be given pursuant to Articles 108 through 112 to each record holder of such Preferred Shares at such holder’s address appearing on the register of members. On or before the date fixed for conversion, each holder of such Preferred Shares shall surrender the applicable certificate or certificates (if any) (or in lieu thereof shall deliver an affidavit of lost certificate and indemnity therefor) for all such shares to the Company at the place designated in such notice. On the date fixed for conversion, the Company shall promptly effect such conversion and update its register of members to reflect such conversion, and all rights with respect to such Preferred Shares so converted will terminate, with the exception of the right of a holder thereof to receive the Ordinary Shares issuable upon conversion of such Preferred Shares, and upon surrender of the certificate or certificates therefor (if any) (or in lieu thereof shall deliver an affidavit of lost certificate and indemnity therefor), to receive certificates (if applicable) for the number of Ordinary Shares into which such Preferred Shares have been converted. All certificates evidencing such Preferred Shares shall, from and after the date of conversion, be deemed to have been retired and cancelled and the Preferred Shares represented thereby converted into Ordinary Shares for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date.

(4)     The Company may effect the conversion of Preferred Shares in any manner available under applicable law, including redeeming or repurchasing the relevant Preferred Shares and applying the proceeds thereof towards payment for the new Ordinary Shares. For purposes of the repurchase or redemption, the Company may, subject to the Company being able to pay its debts in the ordinary course of business, make payments out of its capital.

(5)     No fractional Ordinary Shares shall be issued upon conversion of any Preferred Shares. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall at the discretion of the Board of Directors either (i) pay cash equal to such fraction multiplied by the fair market value for the applicable Preferred Share as determined and approved by the Board of Directors (including the affirmative vote of at least one Series A Director), or (ii) issue one whole Ordinary Share for each fractional share to which the holder would otherwise be entitled.

(6)     Upon conversion, all accrued but unpaid share dividends on the applicable Preferred Shares shall be paid in shares and all accrued but unpaid cash dividends on the applicable Preferred Shares shall be paid either in cash or by the issuance of a number of further Ordinary Shares equal to the value of such cash amount, at the option of the holders of the applicable Preferred Shares.

E.	Adjustment of the Conversion Price. Each Conversion Price shall be adjusted and readjusted from time to time as provided below:

(1)     Adjustment for Share Splits and Combinations. If the Company shall at any time, or from time to time, effect a subdivision of the outstanding Ordinary Shares, the Conversion Price in effect immediately prior to such subdivision with respect to each Preferred Share shall be proportionately decreased. Conversely, if the Company shall at any time, or from time to time, combine the outstanding Ordinary Shares into a smaller number of shares, the Conversion Price in effect immediately prior to such combination with respect to each Preferred Share shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(2)     Adjustment for Ordinary Share Dividends and Distributions. If the Company makes (or fixes a record date for the determination of holders of Ordinary Shares entitled to receive) a dividend or other distribution to the holders of Ordinary Shares payable in additional Ordinary Shares, the Conversion Price then in effect with respect to each Preferred Share shall be decreased as of the time of such issuance (or in the event such record date is fixed, as of the close of business on such record date) by multiplying such conversion price by a fraction (i) the numerator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Ordinary Shares issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the applicable Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the applicable Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (b) that no such adjustment shall be made if the holders of the applicable series of Preferred Shares simultaneously receive a dividend or other distribution of shares of Ordinary Shares in a number equal to the number of shares of Ordinary Shares as they would have received if all outstanding shares of such series of Preferred Shares had been converted into Ordinary Shares on the date of such event.

(3) Adjustments for Reorganizations, Mergers, Consolidations, Reclassifications, Exchanges, Substitutions. If at any time, or from time to time, any capital reorganization or reclassification of the Ordinary Shares (other than as a result of a share dividend, subdivision, split or combination otherwise treated above) occurs or the Company is consolidated, merged or amalgamated with or into another Person (other than a consolidation, merger or amalgamation treated as a liquidation in Article 8.2(B)), then in any such event, provision shall be made so that, upon conversion of any Preferred Share thereafter, the holder thereof shall receive the kind and amount of shares and other securities and property which the holder of such shares would have received in connection with such event had the relevant Preferred Shares been converted into Ordinary Shares immediately prior to such event.

(4)	Adjustments to Conversion Price for Dilutive Issuance.

(a)     Special Definition. For purpose of this Article 8.3(E)(4), the following definitions shall apply:

(i)     “Options” mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Ordinary Shares or Convertible Securities.

(ii)     “Convertible Securities” shall mean any indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Ordinary Shares.

(iii)     “New Securities” shall mean any Equity Securities issued (or, pursuant to Article 8.3(E)(4)(c), deemed to be issued) by the Company after the date on which these Articles are adopted, other than the following issuances (collectively, the “Excepted Issuances”):

a).

Ordinary Shares (or Options exercisable for Ordinary Shares) issued (or issuable pursuant to such Options) to the Group Companies’ employees, consultants, officers or directors pursuant to share purchase or share option plans or agreements or other equity incentive arrangements approved by the Board (including the affirmative vote of at least one Series A Director);

b).	Ordinary Shares issued upon the conversion of Preferred Shares;

c).

any Equity Securities of the Company issued to leasing companies, landlords, company advisors, lenders and other providers of goods and services to a Group Company, in each case duly approved by the Board (including the affirmative vote of at least one Series A Director);

d).

any Equity Securities of the Company issued to entities in connection with joint ventures, development projects, acquisitions or other strategic transactions, in each case duly approved by the Board (including the affirmative vote of at least one Series A Director);

e).

Ordinary Shares issued or issuable pursuant to a share split or sub-division, share dividend, combination, recapitalization or other similar transaction of the Company that occurs subsequent to the Effective Time, as described in Article 8.3(E)(1) through Article 8.3(E)(3);

f).	any Equity Securities of the Company issued in a Qualified IPO;

g).

Ordinary Shares actually issued upon the conversion or exchange of Convertible Securities outstanding as of the date hereof, provided such issuance is pursuant to the terms of such Convertible Security in existence as of the date hereof;

h).

with respect to the Series A Conversion Price, the Series A-1 Conversion Price, the Series B Conversion Price, the Series C Conversion Price, or the Series D Conversion Price, any Equity Securities for which the Majority Preferred Holders have agreed in writing to waive the applicable adjustment to the Series A Conversion Price, Series A-1 Conversion Price, the Series B Conversion Price, the Series C Conversion Price, or the Series D Conversion Price provided by Article 8.3(E)(4)(d) below; and

i).	any Equity Securities of the Company issued pursuant to other transactions duly approved by the Board (including the affirmative vote of at least one Series A Director).

(b)     No Adjustment of Conversion Price. No adjustment in the Conversion Price with respect to any Preferred Share shall be made in respect of the issuance of New Securities unless the consideration per Ordinary Share (determined pursuant to Article 8.3(E)(4)(e) hereof) for the New Securities issued or deemed to be issued by the Company is less than such Conversion Price in effect immediately prior to such issuance, as provided for by Article 8.3(E)(4)(d). No adjustment or readjustment in the Conversion Price with respect to any Preferred Share otherwise required by this Article 8.3 shall affect any Ordinary Shares issued upon conversion of any applicable Preferred Share prior to such adjustment or readjustment, as the case may be.

(c)     Deemed Issuance of New Securities. In the event the Company at any time or from time to time after the Series D Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any series or class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of Ordinary Shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number for anti-dilution adjustments) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities or the exercise of such Options, shall be deemed to be New Securities issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which New Securities are deemed to be issued:

(i)     no further adjustment in the Conversion Price with respect to any Preferred Share shall be made upon the subsequent issue of Convertible Securities or Ordinary Shares upon the exercise of such Options or conversion or exchange of such Convertible Securities or upon the subsequent issue of Options for Convertible Securities or Ordinary Shares;

(ii)     if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Company, or change in the number of Ordinary Shares issuable, upon the exercise, conversion or exchange thereof, the then effective Conversion Price with respect to any Preferred Share computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such change becoming effective, be recomputed to reflect such change insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(iii)     no readjustment pursuant to Article 8.3(E)(4)(c)(ii) shall have the effect of increasing the then effective Conversion Price with respect to any Preferred Share to an amount which exceeds the Conversion Price with respect to such Preferred Share that would have been in effect had no adjustments in relation to the issuance of the Options or Convertible Securities as referenced in Article 8.3(E)(4)(c)(ii) been made;

(iv)     upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities that have not been exercised, the then effective Conversion Price with respect to any Preferred Share computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:

(x)     in the case of Convertible Securities or Options for Ordinary Shares, the only New Securities issued were the Ordinary Shares, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issue of such exercised Options plus the consideration actually received by the Company upon such exercise or for the issue of all such Convertible Securities that were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange, and

(y)     in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Company for the New Securities deemed to have been then issued was the consideration actually received by the Company for the issue of such exercised Options, plus the consideration deemed to have been received by the Company (determined pursuant to Article 8.3(E)(4)(e)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised; and

(v)     if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price with respect to any Preferred Share which became effective on such record date shall be cancelled as of the close of business on such record date, and thereafter the Conversion Price with respect to such Preferred Share shall be adjusted pursuant to this Article 8.3(E)(4)(c) as of the actual date of their issuance.

(d)     Adjustment of the Conversion Price upon Issuance of New Securities. In the event of an issuance of New Securities, at any time after the Series D Issue Date, for a consideration per Share received by the Company (net of any selling concessions, discounts or commissions) less than the Conversion Price with respect to any Preferred Share in effect immediately prior to such issue, then and in such event, the applicable Conversion Price with respect to such Preferred Share shall be reduced, concurrently with such issue, to a price determined as set forth below:

NCP = OCP * (OS + (NP/OCP))/(OS + NS)

WHERE:

NCP = the new Conversion Price with respect to such Preferred Share,

OCP = the Conversion Price with respect to such Preferred Share in effect immediately before the issuance of the New Securities,

OS = the total outstanding Ordinary Shares immediately before the issuance of the New Securities plus the total Ordinary Shares issuable upon conversion or exchange of all the outstanding Preferred Shares, Convertible Securities and exercise of outstanding Options,

NP = the total consideration received for the issuance or sale of the New Securities, and

NS = the number of New Securities issued or sold.

(e)     Determination of Consideration. For purposes of this Article 8.3(E)(4), the consideration received by the Company for the issuance of any New Securities shall be computed as follows:

(i)	Cash and Property. Such consideration shall:

(1)    insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company excluding amounts paid or payable for accrued interest or accrued dividends and excluding any discounts, commissions or placement fees payable by the Company to any underwriter or placement agent in connection with the issuance of any New Securities;

(2)    insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined and approved in good faith by the Board of Directors (so long as such approval includes the approval of at least one Series A Director); provided, however, that no value shall be attributed to any services performed by any employee, officer or director of any Group Company;

(3)    in the event New Securities are issued together with other Shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received which relates to such New Securities, computed as provided in clauses (1) and (2) above, as reasonably determined in good faith by the Board of Directors, including the consent of at least one Series A Director.

(ii)    Options and Convertible Securities. The consideration per Ordinary Share received by the Company for New Securities deemed to have been issued pursuant to Article 8.3(E)(4)(c) hereof relating to Options and Convertible Securities, shall be determined by dividing (x) the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities (determined in the manner described in paragraph (i) above), plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by (y) the maximum number of Ordinary Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(5)    Other Dilutive Events. In case any event shall occur as to which the other provisions of this Article 8.3(E) are not strictly applicable, but the failure to make any adjustment to the Conversion Price with respect to any Preferred Share, would not fairly protect the conversion rights of the holders of such Preferred Shares in accordance with the essential intent and principles hereof, then the Company, in good faith, shall determine the appropriate adjustment to be made, on a basis consistent with the essential intent and principles established in this Article 8.3(E), necessary to preserve, without dilution, the conversion rights of the holders of such Preferred Shares.

(6)    No Impairment. The Company will not, by amendment of these Articles or through any reorganization, recapitalization, transfer of assets, consolidation, merger, amalgamation, scheme of arrangement, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Article 8.3 and in the taking of all such action as may be necessary or appropriate to protect the conversion rights of the holders of Preferred Shares against impairment.

(7)    Certificate of Adjustment. In the case of any adjustment or readjustment of the Conversion Price with respect to any Preferred Share, the Company, at its sole expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall deliver such certificate by notice to each registered holder of such Preferred Shares at the holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any New Securities issued or sold or deemed to have been issued or sold, (ii) the number of New Securities issued or sold or deemed to be issued or sold, (iii) the Conversion Price with respect to such Preferred Share, in effect before and after such adjustment or readjustment, and (iv) the type and number of Equity Securities of the Company, and the type and amount, if any, of other property which would be received upon conversion of such Preferred Shares after such adjustment or readjustment.

(8)    Notice of Record Date. In the event the Company shall propose to take any action of the type or types requiring an adjustment set forth in this Article 8.3(E), the Company shall give notice to the holders of the relevant Preferred Shares, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price with respect to the relevant Preferred Share, and the number, kind or class of shares or other securities or property which shall be deliverable upon the occurrence of such action or deliverable upon the conversion of the relevant Preferred Shares. In the case of any action which would require the fixing of a record date, such notice shall be given at least twenty (20) days prior to the date so fixed, and in the case of all other actions, such notice shall be given at least thirty (30) days prior to the taking of such proposed action.

(9)    Reservation of Shares Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares, solely for the purpose of effecting the conversion of the Preferred Shares, such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares. If at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Preferred Shares, in addition to such other remedies as shall be available to the holders of Preferred Shares, the Company and its Members will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purpose.

(10)    Notices. Any notice required or permitted pursuant to this Article 8.3 shall be given in writing and shall be given in accordance with Articles 108 through 112.

(11)    Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of Ordinary Shares upon conversion of the Preferred Shares, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of Ordinary Shares in a name other than that in which such Preferred Shares so converted were registered.

8.4	Voting Rights.

A.

General Rights. Subject to the provisions of the Memorandum and these Articles, at all general meetings of the Company: (a) the holder of each Ordinary Share issued and outstanding shall have one vote in respect of each Ordinary Share held, and (b) the holder of a Preferred Share shall be entitled to such number of votes as equals the whole number of Ordinary Shares into which such holder’s collective Preferred Shares are convertible immediately after the close of business on the record date of the determination of the Company’s Members entitled to vote or, if no such record date is established, at the date such vote is taken or any written consent of the Company’s Members is first solicited.

B.	Protective Provisions.

(1)    Approval by Holders of Preferred Shares. For so long as twenty percent (20%) of the Preferred Shares originally issued pursuant to the applicable share purchase agreements remain outstanding, in addition to any other vote or consent required elsewhere in these Articles or by any applicable statute, the Company shall not take, and the Company shall cause each Group Company not to take, any of the actions listed below, whether by merger, scheme of arrangement, amendment, recapitalization, consolidation or otherwise, without obtaining the prior consent of the Majority Preferred Holders:

(a)

any amendment, alteration or repeal of any provision of the memorandum or articles of association of the Company that materially adversely alters or changes the voting or other powers, preferences, or other special rights, privileges or restrictions of the Preferred Shares (whether by merger, consolidation or otherwise) (it being understood that the authorization of a new series of Preferred Share shall not be deemed to adversely affect the Preferred Shares);

(b)	any increase in the authorized number of Preferred Shares;

(c)

any authorization, designation or issuance, whether by reclassification or otherwise, of any new class or series of shares or any other equity or debt securities convertible into equity securities of the Company ranking senior to the Preferred Shares in right of redemption, liquidation preference, voting or dividends or any increase in the authorized or designated number of any such new class or series;

(d)

any redemption or repurchase with respect to Ordinary Shares (excluding shares repurchased upon termination of an employee or consultant pursuant to a restricted share purchase agreement), unless approved by the Board (including at least one Series A Director);

(e)	any action that results in the payment or declaration of a dividend on any Ordinary Shares or Preferred Shares, unless approved by the Board (including at least one Series A Director);

(f)

any voluntary dissolution or liquidation of the Company or any reclassification or recapitalization of the outstanding share capital of the Company, unless approved by the Board (including at least one Series A Director);

(g)	any increase or decrease in the authorized number of members of the Board;

(h)	any interested party transaction, unless approved by the Board (including at least one Series A Director and a majority of the disinterested Directors); or

(i)	any agreement or commitment by any Group Company to do any of the foregoing items.

Notwithstanding any other provision in these Articles, where any act or matter specified in this Article 8.4(B)(1) requires the approval of the Shareholders in accordance with applicable law, and the approval of the Majority Preferred Holders has not yet been obtained, the Majority Preferred Holders shall have the voting rights equal to all the Members or shareholders of the Company who vote in favour of the resolution plus one.

(2) Approval by Holders of Series D Preferred Shares. For so long as all of the Series D Preferred Shares originally issued to Tencent pursuant to the Series D Preferred Share Purchase Agreement dated as of September 11, 2019 (the “Share Purchase Agreement”) remain outstanding, in addition to any other vote or consent required elsewhere in these Articles or by any applicable statute, the Company shall not, and the Company shall cause each Group Company not to, take, permit to occur, approve, authorize, or agree or commit to do any of the actions listed below, whether in a single transaction or a series of related transactions, directly or indirectly, by amendment, merger, consolidation, scheme of arrangement, recapitalization, amalgamation or otherwise, without obtaining the prior written consent of the Majority Series D Holders:

(a)

any amendment or change of the rights, preferences, privileges or powers of, or the restrictions set forth in the Memorandum and Articles of Association (and any future amendments thereof) and any other constitutional documents, and the Shareholders Agreement (and any other agreements among the shareholders) provided for the benefit of the Series D Preferred Shares so as to affect the Series D Preferred Shares adversely and in a manner different than any other series of Preferred Shares (it being understood that the authorization or issuance of any future security pari passu with the Series D Preferred Shares (which (A) in no event is deemed as Series D Preferred Shares (or any sub class or series of the Series D Preferred Shares); and (B) in no event vote together with the Series D Preferred Shares as a single class or series (except for voting together with all Preferred Shares or all Shares) or senior to the Series D Preferred Shares will not be an adverse amendment);

(b)

any action that creates, authorizes the creation of or issues (other than the issuance of Series D Preferred Shares pursuant to the Share Purchase Agreement) any Series D Preferred Shares (including any sub class or series of the Series D Preferred Shares) or other security convertible into or exercisable for Series D Preferred Shares or sub class or series of Series D Preferred Shares, having rights, preferences or privileges on parity with the Series D Preferred Shares, or increase the authorized number of Series D Preferred Shares;

(c)

any purchase, repurchase, redemption or retirement of any equity securities in which immediately after such purchase, repurchase, redemption or retirement, the cash and cash equivalents of the Company and its Subsidiaries in aggregate would be less than the aggregate Series D Issue Price, other than repurchases pursuant to share restriction agreements or agreements under the Company’s stock option plan, as approved by the Board, upon termination of a director, employee or consultant; and

(d)	any declaration, set aside or payment of a dividend or other distribution, or the adoption of, or any change to, the dividend policy of the Company.

ORDINARY SHARES

9.	Certain rights, preferences, privileges and limitations of the Ordinary Shares of the Company are as follows:

9.1

Dividend Provision. Subject to the preferential rights of holders of all series and classes of Shares in the Company at the time outstanding having preferential rights as to dividends, the holders of the Ordinary Shares shall, subject to the Statute and these Articles, be entitled to receive, when, as and if declared by the Directors, out of any assets of the Company legally available therefor, such dividends as may be declared from time to time by the Directors.

9.2	Liquidation. Upon the liquidation, dissolution or winding up of the Company, the assets of the Company shall be distributed as provided in Article 8.2.

9.3

Voting Rights. The holder of each Ordinary Share shall have the right to one vote with respect to such Ordinary Share, and shall be entitled to notice of any Members’ meeting in accordance with these Articles, and shall be entitled to vote upon such matters and in such manner as may be provided for in these Articles.

REGISTER OF MEMBERS

10.

The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute. The Register of Members shall be the only evidence as to who are the Members entitled to examine the Register of Members, the list required to be sent to Members under Article 38, or the other books and records of the Company, or to vote in person or by proxy at any meeting of Members.

FIXING RECORD DATE

11.

The Directors may fix in advance a date as the record date for any determination of Members entitled to notice of or to vote at a meeting of the Members, or any adjournment thereof, and for the purpose of determining the Members entitled to receive payment of any dividend the Directors may, within ninety (90) days prior to the date of declaration of such dividend fix a subsequent date as the record date for such determination.

12.

If no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a dividend, the date on which notice of the meeting is sent or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

CERTIFICATES FOR SHARES

13.

Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other Person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to these Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

14.

The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one Person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

15.

If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

TRANSFER OF SHARES

16.

The Shares of the Company are subject to transfer restrictions as set forth in the Shareholders’ Agreement, by and among the Company and certain of its Members. The Company will only register transfers of Shares that are made in accordance with such agreements and will not register transfers of Shares that are made in violation of such agreements. The instrument of transfer of any Share shall be in writing and shall be executed by or on behalf of the transferor (and, if the Directors so require, signed by the transferee). The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

REDEMPTION AND REPURCHASE OF SHARES

17.

The Company is permitted to redeem, purchase or otherwise acquire any of the Company’s Shares, so long as such redemption, purchase or acquisition (i) is pursuant to any redemption provisions (and subject to any consent rights) set forth in these Memorandum and Articles, (ii) is pursuant to the ESOP, or (iii) is as otherwise agreed by the holder of such Share and the Company, subject in the case of clause (ii) or (iii) to compliance with any applicable restrictions (and consent rights) set forth in the Shareholders’ Agreement, the Memorandum and these Articles.

18.

Subject to the provisions of the Statute and these Articles, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. Subject to the provisions of the Statute and these Articles, the Directors may authorize the redemption or purchase by the Company of its own Shares in such manner and on such terms as they think fit and may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

VARIATION OF RIGHTS OF SHARES

19.

Subject to Article 8, if at any time the share capital of the Company is divided into different classes of Shares, the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied with the consent in writing of the holders of not less than a majority of the issued Shares of that class, or with the sanction of a Special Resolution passed at a general meeting of the holders of the Shares of that class.

20.

For the purpose of the preceding Article, all of the provisions of these Articles relating to general meetings shall apply, to the extent applicable, mutatis mutandis, to every meeting of holders of separate class of shares, except that the necessary quorum shall be one or more Persons holding or representing by proxy at least a majority of the issued Shares of such class and that any Member holding Shares of such class, present in person or by proxy, may demand a poll.

21.

Subject to Article 8, the rights conferred upon the holders of Shares or any class of Shares shall not, unless otherwise expressly provided by the terms of issue of such Shares, be deemed to be varied by the creation, redesignation, or issue of Shares ranking senior thereto or pari passu therewith.

COMMISSION ON SALE OF SHARES

22.

The Company may, with the approval of the Board (so long as such approval includes the approval of at least one Series A Director), so far as the Statute permits, pay a commission to any Person in consideration of his or her subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares of the Company. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

NON-RECOGNITION OF INTERESTS

23.

The Company shall not be bound by or compelled to recognise in any way (even when having notice thereof) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the registered holder.

TRANSMISSION OF SHARES

24.

If a Member dies, the survivor or survivors where such Member was a joint holder, and his or her legal personal representatives where such Member was a sole holder, shall be the only Persons recognised by the Company as having any title to such Member’s interest. The estate of a deceased Member is not thereby released from any liability in respect of any Share that had been jointly held by such Member.

25.

Any Person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors, elect either to become the holder of the Share or to have some Person nominated by him or her as the transferee.

26.

If the Person so becoming entitled shall elect to be registered as the holder, such Person shall deliver or send to the Company a notice in writing signed by such Person stating that he or she so elects.

AMENDMENTS OF MEMORANDUM AND ARTICLES OF ASSOCIATION AND

ALTERATION OF CAPITAL

27.	Subject to Article 8, the Company may by Ordinary Resolution:

27.1	increase the share capital by such sum as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

27.2	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

27.3	by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value;

27.4	cancel any Shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any Person; and

27.5	perform any action not required to be performed by Special Resolution.

28.

Subject to the provisions of the Statute and the provisions of these Articles as regards the matters to be dealt with by Ordinary Resolution, and subject further to Article 8, the Company may by Special Resolution:

28.1	change its name;

28.2	alter or add to these Articles;

28.3	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

28.4	reduce its share capital and any capital redemption reserve fund.

REGISTERED OFFICE

29.	Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office.

GENERAL MEETINGS

30.	All general meetings other than annual general meetings shall be called extraordinary general meetings.

31.

The Company shall, if required by the Statute, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings, the report of the Directors (if any) shall be presented.

32.	The Directors may call general meetings, and they shall on a Members requisition forthwith proceed to convene an extraordinary general meeting of the Company.

33.

A Members requisition is a requisition of Members of the Company holding, on the date of deposit of the requisition, not less than either (i) a majority of the voting power of all of the Ordinary Shares, or (ii) a majority of the voting power of the Preferred Shares (on an as if converted basis) of the Company entitled to attend and vote at general meetings of the Company.

34.

The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

35.

If the Directors do not within twenty-one (21) days from the date of the deposit of the requisition duly proceed to convene a general meeting to be held within a further twenty-one (21) days, the requisitionists, or any of them representing more than one- half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three (3) months after the expiration of the said twenty-one (21) days.

36.	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

NOTICE OF GENERAL MEETINGS

37.

At least ten (10) Business Days’ notice shall be given of any general meeting unless such notice is waived either before, at or after such meeting both (i) by the Members (or their proxies) holding a majority of the aggregate voting power of all of the Ordinary Shares entitled to attend and vote thereat (including the Preferred Shares on an as-if converted basis), and (ii) by the Majority Preferred Holders (or their proxies). Every notice shall be exclusive of the day on which it is given or deemed to be given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in the manner hereinafter mentioned or in such other manner, if any, as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed both (i) by the Members (or their proxies) holding a majority of the aggregate voting power of all of the Ordinary Shares entitled to attend and vote thereat (including the Preferred Shares on an as-if converted basis), and (ii) by the Majority Preferred Holders (or their proxies).

38.

The officer of the Company who has charge of the Register of Members of the Company shall prepare and make, at least two (2) Business Days before every general meeting, a complete list of the Members entitled to vote at the general meeting, arranged in alphabetical order, and showing the address of each Member and the number of shares registered in the name of each Member. Such list shall be open to examination by any Member for any purpose germane to the meeting, during ordinary business hours, for a period of at least two (2) Business Days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any Member of the Company who is present.

PROCEEDINGS AT GENERAL MEETINGS

39.

The holders of a majority of the aggregate voting power of all of the Ordinary Shares entitled to notice of and to attend and vote at such general meeting (including the Preferred Shares on an as-if converted basis) and the Majority Preferred Holders, together, present in person or by proxy or if a company or other non-natural Person by its duly authorised representative shall be a quorum. Subject to Article 42, no business shall be transacted at any general meeting unless a quorum is present at the time when the meeting proceeds to business.

40.

A Person may participate at a general meeting by conference telephone or other communications equipment by means of which all the Persons participating in the meeting can communicate with each other. Participation by a Person in a general meeting in this manner is treated as presence in person at that meeting.

41.	A resolution in writing (in one or more counterparts) shall be as valid and effective as if the resolution had been passed at a duly convened and held general meeting of the Company if:

41.1	in the case of a Special Resolution, it is signed by all Members required for such Special Resolution to be deemed effective under the Statute; or

41.2

in the case of any resolution passed other than as a Special Resolution, it is signed by Members for the time being holding Shares carrying in aggregate not less than the minimum number of votes that would be necessary to authorize or take such action at a general meeting at which all Shares entitled to vote thereon were present and voted (calculated in accordance with Article 8.4(A)) (or, being companies, signed by their duly authorised representative).

42.

A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum and the votes present may continue to transact business until adjournment. If, however, such quorum shall not be present or represented at any general meeting, the Members (or their proxies) holding a majority of the aggregate voting power of all of the Shares of the Company represented at the meeting may adjourn the meeting from time to time, until a quorum shall be present or represented; provided that, if notice of such meeting has been duly delivered to all Members ten (10) Business Days prior to the scheduled meeting in accordance with the notice procedures hereunder, and the quorum is not present within one hour from the time appointed for the meeting solely because of the absence of any Member, the meeting shall be adjourned to the seventh (7th) following Business Day at the same time and place (or to such other time or such other place as the directors may determine) with notice delivered to all Members 48 hours prior to the adjourned meeting in accordance with the notice procedures under Articles 108 through 112 and, if at the adjourned meeting, the quorum is not present within one half hour from the time appointed for the meeting solely because of the absence of any Member, then the presence of such Member shall not be required at such adjourned meeting for purposes of establishing a quorum. At such adjourned meeting, any business may be transacted that might have been transacted at the meeting as originally notified.

43.

The chairman, if any, of the Board of Directors shall preside as chairman at every general meeting of the Company, or if there is no such chairman, or if he or she shall not be present within ten (10) minutes after the time appointed for the holding of the meeting, or is unwilling or unable to act, the Directors present shall elect one of their number, or shall designate a Member, to be chairman of the meeting.

44.

With the consent of a general meeting at which a quorum is present, the chairman may (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned, notice of the adjourned meeting shall be given as in the case of an original meeting.

45.	A resolution put to the vote of the meeting shall be decided by poll and not on a show of hands.

46.	On a poll a Member shall have one vote for each Ordinary Share he holds on an as-if converted basis.

47.

Except on a poll on a question of adjournment, a poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

48.	A poll on a question of adjournment shall be taken forthwith.

49.

A poll on any other question shall be taken at such time as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

VOTES OF MEMBERS

50.	Except as otherwise required by law or these Articles, the Ordinary Shares and the Preferred Shares shall vote together on an as-if converted basis on all matters submitted to a vote of Members.

51.

In the case of joint holders of record, the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

52.

A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his or her committee, receiver, or other Person on such Member’s behalf appointed by that court, and any such committee, receiver, or other Person may vote by proxy.

53.

No Person shall be entitled to vote at any general meeting or at any separate meeting of the holders of a class or series of Shares unless he or she is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by such Member in respect of Shares have been paid.

54.

No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time shall be referred to the chairman whose decision shall be final and conclusive.

55.	Votes may be cast either personally or by proxy. A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting.

56.

A Member holding more than one Share need not cast the votes in respect of his or her Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him or her, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he or she is appointed either for or against a resolution and/or abstain from voting.

PROXIES

57.

The instrument appointing a proxy shall be in writing, be executed under the hand of the appointor or of his or her attorney duly authorised in writing, or, if the appointor is a corporation, under the hand of an officer or attorney duly authorised for that purpose. A proxy need not be a Member of the Company.

58.

The instrument appointing a proxy shall be deposited at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting, no later than the time for holding the meeting or adjourned meeting.

59.

The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

60.

Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting or adjourned meeting at which it is sought to use the proxy.

CORPORATE MEMBERS

61.

Any corporation or other non-natural Person that is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such Person as it thinks fit to act as its representative at any meeting of the Company or any class of Members, and the Person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he or she represents as the corporation could exercise if it were an individual Member.

SHARES THAT MAY NOT BE VOTED

62.

Shares in the Company that are beneficially owned by the Company or held by it in a fiduciary capacity shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

APPOINTMENT OF DIRECTORS

63.	The authorized number of directors on the Board shall be up to five (5) directors as follows:

(1)

The holders of a majority of the Series A Preferred Shares then outstanding, voting as a separate class, shall be entitled to nominate two (2) directors (the “Series A Directors”) of the Board of Directors designated by New Enterprise Associates 14, L.P. and NEA 15 Opportunity Fund, L.P. and their Affiliates, and shall also be entitled to remove any Director occupying each such position and to fill any vacancy caused by the resignation, death or renewal of any Director occupying each such position.

(2)

The holders of a majority of the Ordinary Shares then outstanding, voting as a separate class, shall be entitled to nominate three (3) directors of the Board of Directors (the “Ordinary Directors”), one of whom shall be the then-current chief executive officer of the Company (the “CEO Director”), and shall also be entitled to remove any Director occupying each such position (other than the CEO Director, who shall remain an Ordinary Director so long as such individual is serving as the chief executive officer of the Company) and to fill any vacancy caused by the resignation, death or renewal of any Director occupying each such position.

POWERS OF DIRECTORS

64.

Subject to the provisions of the Statute, the Memorandum and these Articles and to any directions given by Special Resolution, the business of the Company shall be managed by or under the direction of the Directors who may exercise all the powers of the Company; provided, however, that the Company shall not carry out any action inconsistent with Articles 8 and 9. No alteration of the Memorandum or these Articles and no such direction shall invalidate any prior act of the Directors that would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

65.

All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine.

66.

Subject to Article 8, the Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his or her spouse or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

67.

Subject to Article 8, the Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture shares, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

VACATION OF OFFICE AND REMOVAL OF DIRECTOR

68.	The office of a Director shall be vacated if:

68.1	such Director gives notice in writing to the Company that he or she resigns the office of Director; or

68.2	such Director dies, becomes bankrupt or makes any arrangement or composition with such Director’s creditors generally; or

68.3	such Director is found to be or becomes of unsound mind.

69.

Any Director who shall have been elected by a specified group of Members may be removed during the aforesaid term of office, either for or without cause, by, and only by, the affirmative vote of the group of Members then entitled to elect such Director in accordance with Article 63, given at a special meeting of such Members duly called or by an action by written consent for that purpose. Any vacancy in the Board of Directors caused as a result of such removal or one or more of the events set out in Article 68 of any Director who shall have been elected by a specified group of Members, may be filled by, and only by, the affirmative vote of the group of Members then entitled to elect such Director in accordance with Article 63, given at a special meeting of such Members duly called or by an action by written consent for that purpose, unless otherwise agreed upon among such Members.

PROCEEDINGS OF DIRECTORS

70.

A Director may by a written instrument appoint an alternate who need not be a Director, and an alternate is entitled to attend meetings in the absence of the Director who appointed him and to vote or consent in place of the Director. At all meetings of the Board of Directors a majority of the number of the Directors in office elected in accordance with Article 63 that includes at least one Series A Director shall be necessary and sufficient to constitute a quorum for the transaction of business; provided, that if there is a vacancy among the Ordinary Directors (other than the CEO Director), a quorum for a Board meeting may also consist of the CEO Director and one Series A Director. The vote of a majority of the Directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by the Statute, the Memorandum or these Articles; provided, that if there is a vacancy among the Ordinary Directors (other than the CEO Director), the CEO Director shall be entitled two (2) votes. If only one Director is elected, such sole Director shall constitute a quorum. A meeting of Board of Directors will be adjourned to the same time and place seven (7) Business Days later if a quorum is not present at that Board meeting. If at such adjourned meeting a quorum is still not present within forty-five (45) minutes from the time appointed for the meeting, the Directors present shall constitute a quorum. Except for the business as outlined in the notice to Directors, no other business shall be transacted thereat.

71.

Subject to the provisions of these Articles, the Directors may regulate their proceedings as they think fit, provided, however that the board meetings shall be held at least once every three (3) months unless the Board otherwise approves (so long as such approval includes the approval of at least one Series A Director) and that a written notice of each meeting, agenda of the business to be transacted at the meeting and all documents and materials to be circulated at or presented to the meeting shall be sent to all Directors entitled to receive notice of the meeting at least five (5) Business Days before the meeting and a copy of the minutes of the meeting shall be sent to such Persons.

72.

A Person may participate in a meeting of the Directors or committee of the Board of Directors by conference telephone or other communications equipment by means of which all the Persons participating in the meeting can communicate with each other at the same time. Participation by a Person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman is at the start of the meeting. In the event of a deadlock of the votes at any meeting of the Directors, the relevant matters shall be submitted to the Members for approval, subject to compliance with Article 8.4(B) hereof.

73.

A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Board of Directors shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of the Board of Directors as the case may be, duly convened and held.

74.	Meetings of the Board of Directors may be called by any Director on forty-eight (48) hours’ notice to each Director in accordance with Articles 108 through 112.

75.

The continuing Directors may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose.

76.

The Directors may elect a chairman of their board and determine the period for which he or she is to hold office; but if no such chairman is elected, or if at any meeting the chairman shall not be present within ten (10) minutes after the time appointed for holding the same, the Directors present may choose one of their members to be chairman of the meeting.

77.

All acts done by any meeting of the Directors or of a committee of the Board of Directors shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and qualified to be a Director.

78.

Any non-employee Director may appoint any Person to be an alternate Director to act in his stead and such appointee whilst he holds office as an alternate Director shall, in the event of absence therefrom of his appointor, be entitled to attend the Board of Director meeting and to vote thereat and to do, in the place and stead of his appointor, any other act or thing that his appointor is permitted or required to do by virtue of his being a Director as if the alternate Director were the appointor, other than appointment of an alternate to himself, and he shall ipso facto vacate office if and when his appointor ceases to be a Director or removes the appointee from office. An alternate Director shall be entitled to receive notice of all meetings of Directors and of all meetings of committees of Directors of which his appointor is a member, to attend and vote at every such meeting at which the Director appointing him is not personally present, and generally to perform all the functions of his appointor as a Director in his absence. Any appointment or removal of an alternate Director shall be by notice to the Company signed by the Director making or revoking the appointment or in any other manner approved by the Directors. An alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for his own acts and defaults and shall not be deemed to be the agent of the Director appointing him. A Director but not an alternate Director may be represented at any meetings of the Board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

DIRECTORS’ INTERESTS

79.

Subject to Article 82, a Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his or her office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

80.

Subject to Article 82, a Director may act by himself or herself or his or her firm in a professional capacity for the Company and such Director or firm shall be entitled to remuneration for professional services as if such Director were not a Director.

81.

Subject to Article 82, a Director of the Company may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as Member or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by such Director as a director or officer of, or from his or her interest in, such other company.

82.

In addition to any further restrictions set forth in these Articles, no Person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested (each, an “Interested Transaction”) be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such Interested Transaction by reason of such Director holding office or of the fiduciary relation thereby established, and any such director may vote at a meeting of directors on any resolution concerning a matter in which that director has an interest (and if he votes his vote shall be counted) and shall be counted towards a quorum of those present at such meeting, in each case so long as the material facts of the interest of each Director in the agreement or transaction and his interest in or relationship to any other party to the agreement or transaction are disclosed in good faith to and are known by the other Directors. A general notice or disclosure to the Directors or otherwise contained in the minutes of a meeting or a written resolution of the directors or any committee thereof that a Director is a member of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure under this Article.

MINUTES

83.

The Directors shall cause minutes to be made in books kept for the purpose of all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any series of Shares and of the Directors, and of committees of the Board of Directors including the names of the Directors present at each meeting.

DELEGATION OF DIRECTORS’ POWERS

84.

Subject to these Articles, the Board of Directors may establish any committees, and approve the delegation of any of their powers to any committee consisting of one or more Directors, provided that at least one Series A Director shall be appointed as a member of such committee. The Board of Directors may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of any such committee. In the absence or disqualification of a member of a committee, and in the absence of a designation by the Board of Directors of an alternate member to replace the absent or disqualified member, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another Director to act at the meeting in the place of the absent or disqualified member if such other Director’s appointment is approved or ratified by the Board of Directors.

85.

Any committee, to the extent allowed by law and provided in the resolution establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Company. Each committee shall keep regular minutes and report to the Board of Directors when required. Subject to these Articles, the proceedings of a committee of the Board of Directors shall be governed by the Articles regulating the proceedings of the Board of Directors, so far as they are capable of applying.

86.

The Board of Directors may also, with prior consent of at least one Series A Director, delegate to any managing Director or any Director holding any other executive office such of their powers as they consider desirable to be exercised by such Person provided that the appointment of a managing Director shall be revoked forthwith if he or she ceases to be a Director. Any such delegation may be made subject to any conditions the Board of Directors, with prior consent of at least one Series A Director, may impose, and either collaterally with or to the exclusion of their own powers and may be revoked or altered.

87.

Subject to these Articles, the Directors may by power of attorney or otherwise appoint any company, firm, Person or body of Persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him or her.

88.

Subject to these Articles, the Directors may appoint such officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of an officer’s appointment, an officer may be removed by resolution of the Directors or Members.

NO MINIMUM SHAREHOLDING

89.	There is no minimum shareholding required to be held by a Director.

REMUNERATION OF DIRECTORS

90.

The remuneration to be paid to the Directors, if any, shall be such remuneration as determined by the Board (including the consent of at least one Series A Director). The Director who is not an employee of any Group Company shall also be entitled to be paid all reasonable travelling, hotel and other out-of-pocket expenses properly incurred by them in connection with their attendance at meetings of the Board of Directors or committees of the Board of Directors, or general meetings of the Company, or separate meetings of the holders of any series of Shares or debentures of the Company, or otherwise in connection with the business of the Company.

91.

The Directors may by resolution of the majority of the Board (including the consent of at least one Series A Director) approve additional remuneration to any Director for any services other than his or her ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his or her remuneration as a Director.

SEAL

92.

The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Board of Directors authorised by the Board of Directors. Every instrument to which the Seal has been affixed shall be signed by at least one Person who shall be either a Director or some officer or other Person appointed by the Directors for the purpose.

93.

The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

94.

A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his or her signature alone to any document of the Company required to be authenticated by him or her under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

95.

Subject to the Statute and these Articles, the Directors may declare dividends and distributions on Shares in issue and authorise payment of the dividends or distributions out of the assets of the Company lawfully available therefor. No dividend or distribution shall be paid except out of the realised or unrealised profits of the Company, or out of the share premium account or as otherwise permitted by the Statute.

96.	All dividends and distributions shall be declared and paid according to the provisions of Articles 8 and 9.

97.	The Directors may deduct from any dividend or distribution payable to any Member all sums of money (if any) then payable by such Member to the Company on account of calls or otherwise.

98.

Subject to the provisions of Articles 8 and 9, the Directors may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of shares, debentures or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

99.

Any dividend, distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such Person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the Person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, bonuses or other monies payable in respect of the Share held by them as joint holders.

100.	No dividend or distribution shall bear interest against the Company, except as expressly provided in these Articles.

101.

Any dividend that cannot be paid to a Member and/or that remains unclaimed after six (6) months from the date of declaration of such dividend may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the dividend shall remain as a debt due to the Member. Any dividend that remains unclaimed after a period of six (6) years from the date of declaration of such dividend shall be forfeited and shall revert to the Company.

CAPITALIZATION

102.

Subject to these Articles, including but not limited to Article 8, the Directors may capitalise any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend as set forth in Articles 8 and 9 hereof and to apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid- up to and amongst them in the proportion aforesaid. In such event, the Directors shall do all acts and things required to give effect to such capitalization, with full power to the Directors to make such provisions as they think fit for the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any Person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalization and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

BOOKS OF ACCOUNT

103.

The Directors shall cause proper books of account to be kept at such place as they may from time to time designate with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions. The Directors shall from time to time determine whether and to what extent and at what times and places, and under what conditions or regulations, the accounts and books of the Company or any of them shall be open to inspection of Members not being Directors and no such Member shall have any right of inspecting any account or book or document of the Company except as conferred by the Statute or authorized by the Directors or the Company in general meeting or in a written agreement binding on the Company. The Company shall cause all books of account to be maintained for a minimum period of five years from the date on which they were prepared.

104.

The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

AUDIT

105.	The Directors may appoint an Auditor of the Company who shall hold office until removed from office by a resolution of the Directors, and may fix the Auditor’s remuneration.

106.

Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

107.

Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company that is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company that is registered with the Registrar of Companies as an exempted company and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

NOTICES

108.

Except as otherwise provided in these Articles, notices shall be in writing. Notice may be given by the Company to any Member or Director either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to such Member or Director (as the case may be) or to the address of such Member or Director as shown in the Register of Members or the Register of Directors (as the case may be) (or where the notice is given by electronic mail by sending it to the electronic mail address provided by such Member or Director).

109.

Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next- day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of two (2) days (not including Saturdays or Sundays or public holidays) after the letter containing the same is sent as aforesaid. Where a notice is sent by fax to a fax number provided by the intended recipient, service of the notice shall be deemed to be effected when the receipt of the fax is acknowledged by the recipient. Where a notice is given by electronic mail to the electronic mail address provided by the intended recipient, service shall be deemed to be effected when the receipt of the electronic mail is acknowledged by the recipient.

110.

A notice may be given by the Company to the Person or Persons that the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices that are required to be given under these Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the Persons claiming to be so entitled, or at the option of the Company, by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

111.

(1) Subject to Article 111(2), notice of every general meeting shall be given in any manner hereinbefore authorised to every Person shown as a Member in the Register of Members on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every Person upon whom the ownership of a Share devolves by reason of his or her being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his or her death or bankruptcy would be entitled to receive notice of the meeting, and no other Person shall be entitled to receive notices of general meetings.

(2) Notwithstanding Article 111(1), any Member who appoints an irrevocable proxy will provide notice to the Company including the name and address of the proxy (such notice being deemed given by the receipt by the Company of a copy of such proxy) and will inform the Company when that proxy terminates. For so long as the Company is in receipt of such notice and it has not been withdrawn, or unless the proxyholder otherwise directs, the Company is not obliged with regard to the Shares covered by the proxy to send a notice of general meeting to the Member, and shall instead send it to the proxyholder. The Member will also not be entitled in respect of such Shares to attend, speak or vote in person at any such general meeting during such period. The Board may however determine to invite such Member as a guest to any general meeting on such terms as it thinks fit.

112.

Whenever any notice is required by law or these Articles to be given to any Director, member of a committee or Member, a waiver thereof in writing, signed by the Person or Persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

WINDING UP

113.	If the Company shall be wound up, assets available for distribution amongst the Members shall be distributed, in accordance with Articles 8 and 9.

114.

If the Company shall be wound up, the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for that purpose value any assets and, subject to Articles 8 and 9, determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

INDEMNITY

115.

To the maximum extent permitted by applicable law, the Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall be indemnified out of the assets of the Company from and against all actions, proceedings, costs, charges, losses, damages and expenses that they or any of them shall or may incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or through their own fraud or dishonesty, and no such Director or officer or trustee shall be answerable for the acts, receipts, neglects or defaults of any other Director or officer or trustee or for joining in any receipt for the sake of conformity or for the solvency or honesty of any banker or other Persons with whom any monies or effects belonging to the Company may be lodged or deposited for safe custody or for any insufficiency of any security upon which any monies of the Company may be invested or for any other loss or damage due to any such cause as aforesaid or which may happen in or about the execution of his or her office or trust unless the same shall happen through the fraud or dishonesty of such Director or officer or trustee. Except with respect to proceedings to enforce rights to indemnification pursuant to this Article, the Company shall indemnify any such indemnitee pursuant to this Article in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Article shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition to the maximum extent provided by, and subject to the requirements of, applicable law, so long as the indemnitee agrees with the Company to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this Article.

116.

To the maximum extent permitted by applicable law, the Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall not be personally liable to the Company or its Members for monetary damages for breach of their duty in their respective offices, except such (if any) as they shall incur or sustain by or through their own fraud or dishonesty respectively.

FINANCIAL YEAR

117.

Unless the Directors otherwise prescribe, the financial year of the Company shall end on the 31st of December in each year and, following the year of incorporation, shall begin on the 1st of January in each year.

TRANSFER BY WAY OF CONTINUATION

118.

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution and the written consent of the Majority Preferred Holders, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

DRAG ALONG RIGHTS

119.

If prior to the closing of the Qualified IPO, the Company receives a firm offer (the “Qualified Acquisition Offer”) from a third party acquirer (the “Offeror”) for a Share Sale or a Deemed Liquidation Event (the “Qualified Acquisition”), whether structured as a merger, reorganization, asset sale, share sale, sale of control of the Company, or otherwise, that is approved by (1) a majority of the Board, (2) the Majority Preferred Holders, and (3) holders of a majority of the outstanding Ordinary Shares, voting as a separate class (the holders of Shares in the foregoing (2) and (3) are collectively referred to as “Drag Holders”), then the Company shall promptly deliver a written notice (the “Drag Notice”) to notify each other Member of the Company and the material terms and conditions of such proposed Qualified Acquisition, whereupon each such Member shall, in accordance with instructions received from the Company, participate in such Qualified Acquisition by:

(a)     voting all of such Member’s Equity Securities (or otherwise consent in writing) (i) to approve such Qualified Acquisition, (ii) against any other consolidation, recapitalization, amalgamation, merger, sale of securities, sale of assets, business combination, or transaction that would interfere with, delay, restrict or otherwise adversely affect such Qualified Acquisition, and (iii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the definitive agreement(s) related to such Qualified Acquisition or that could result in any of the conditions to the closing obligations under such agreement(s) not being fulfilled;

(b)     selling, at the same time as the Drag Holders sell to the Offeror, in the Qualified Acquisition, all of its Equity Securities or the same percentage of its Equity Securities as the Drag Holders sell, on the same terms and conditions provided in such Qualified Acquisition Offer; provided, however, that such terms and conditions, including with respect to price paid or received per Share of the Company, may differ as between different classes of Equity Securities of the Company in accordance with their relative liquidation rights and liquidation preferences as set forth in Article 8.2. Each such Member furthermore agrees to take all necessary actions in connection with the consummation of such Qualified Acquisition;

(c)     refraining from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Qualified Acquisition; and

(d)     executing and delivering all related documentation and take such other action in support of the Qualified Acquisition as shall reasonably be requested by the Company;

provided that (i) such Qualified Acquisition shall be deemed a liquidation of the Company and the proceeds therefrom shall be distributed in accordance with the liquidation rights and liquidation preferences as set forth in Article 8.2, (ii) each Member shall be entitled to receive the same relative form of consideration as each other in the Qualified Acquisition, (iii) no Member who is not an employee or officer or controlling shareholder of a Group Company shall be required to make any representations or warranties other than with respect to itself (including due authorization, title to shares, enforceability of applicable agreements, and similar representations and warranties), (iv) each Member shall severally, not jointly, join on a pro rata basis (based upon relative proceeds received in such transaction) in any indemnification or other obligations that are part of the terms and conditions of such Qualified Acquisition (other than those that relate specifically to a particular Member) but only up to the net proceeds paid to such Member in connection with such Qualified Acquisition, and (v) each Member, solely out of the proceeds actually received in the Qualified Acquisition, shall bear a proportionate share (based upon the relative proceeds received in such transaction) of the Drag Holders’ expenses incurred in the transaction, including, without limitation, legal, accounting and investment banking fees and expenses.

120.

In the event that any Member fails for any reason to comply with Article 119 above after the Drag Notice, such Member hereby grants an irrevocable power of attorney and proxy to any Director approving the Qualified Acquisition to take all necessary actions and execute and deliver all documents deemed by such Director to be reasonably necessary to effectuate the terms hereof. Except for Article 119, none of the transfer restrictions set forth in the Shareholders’ Agreement shall apply in connection with a Qualified Acquisition, anything in the Shareholders’ Agreement to the contrary notwithstanding.